PROSPECTUS Dated August 26, 2003                   Pricing Supplement No. 108 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-106789
Dated August 26, 2003                                     Dated November 5, 2004
                                                                  Rule 424(b)(3)

                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                 Euro Floating Rate Senior Bearer Notes Due 2010

                           -------------------------

     We, Morgan Stanley, may not redeem these Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due 2010) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.
     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.
     We will apply to the UK Listing Authority for the notes to be admitted to the Official List of the UK Listing Authority and to the London Stock Exchange plc for the notes to be admitted to trading on the London Stock Exchange, but it is not possible to predict whether the application will be approved.
     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:             Euro 750,000,000

Maturity Date:                January 15, 2010

Settlement Date
  (Original Issue Date):      November 12, 2004

Interest Accrual Date:        November 12, 2004

Issue Price:                  99.853%

Specified Currency:           Euro

Redemption Percentage
  at Maturity:                100%

Base Rate:                    EURIBOR

Spread (Plus or Minus):       Plus 0.25% per annum

Spread Multiplier:            N/A

Index Currency:               N/A

Index Maturity:               Three Months

Maximum Interest Rate:        N/A

Minimum Interest Rate:        N/A

Initial Interest Rate:        To be determined on the second TARGET settlement
                              day immediately preceding the original issue date

Initial Redemption Date:      N/A

Initial Redemption
     Percentage:              N/A

Annual Redemption
     Percentage Reduction:    N/A


Optional Repayment
  Date(s):                    N/A

Interest Payment Dates:       Each January 15, April 15, July 15 and October 15,
                              commencing January 15, 2005

Interest Payment Period:      Quarterly

Interest Reset Dates:         Each interest payment date

Interest Reset Period:        Quarterly

Interest Determination
  Dates: The second TARGET settlement day immediately preceding each interest reset date

Reporting Service:            Telerate (Page 248)

Business Days:                TARGET and New York

Calculation
  Agent: JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) (London Branch)

Agent:                        Morgan Stanley & Co. International Limited

Denominations:                Euro 1,000

Common Code:                  020553294

ISIN:                         XS0205532947

Other Provisions:             N/A

     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                                 MORGAN STANLEY


                                   WESTLB AG

BANCA AKROS S.p.A.-GRUPPO BANCA POPOLARE DI MILANO

                                                  BANCA IMI

                                                             DEUTSCHE BANK

Supplemental Information Concerning Plan of Distribution:

     On November 5, 2004, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of notes set forth opposite their respective names below at a net price of 99.503%, which we refer to as the "purchase price." The purchase price equals the stated issue price of 99.853%, less a combined management and underwriting commission of .35% of the principal amount of the notes. The stabilization manager for this offering is Morgan Stanley & Co. International Limited.

                                                     Principal Amount of Senior
Name                                                     Floating Rate Notes
----                                                 --------------------------
Morgan Stanley & Co. International Limited..........      Euro  652,500,000
WestLB AG...........................................             75,000,000
Banca Akros S.p.A.-Gruppo Banca Popolare di Milano..              7,500,000
Banca IMI S.p.A.....................................              7,500,000
Deutsche Bank AG London.............................              7,500,000
                                                          -----------------
         Total......................................      Euro  750,000,000
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